Exhibit 5.5

CONSENT OF ENGINEER

Ladies and Gentlemen:

The undersigned company hereby consents to (1) the references to the undersigned company’s name included or incorporated by reference in the Registration Statement on Form F-10 of Denison Mines Corp. in connection with the reports entitled (a) “Technical Report with an Updated Mineral Resource Estimate for the Midwest Property, Northern Saskatchewan, Canada” dated March 26, 2018, (b) “Technical Report with an Updated Mineral Resource Estimate for the Waterbury Lake Property, Northern Saskatchewan” dated December 21, 2018, and (c) “Prefeasibility Study Report for the Wheeler River Uranium Project, Saskatchewan, Canada” dated October 30, 2018, and (2) all other references to the undersigned company included or incorporated by reference in the Registration Statement on Form F-10 of Denison Mines Corp.

Dated: June 2, 2020

SRK CONSULTING (CANADA) INC.

By:	/s/ Mark Liskowich
Name: Mark Liskowich, PGeo
Title: Principal Consultant